Exhibit 99.1

Kimball Hill, Inc. Reports Second Quarter 2006 Results

ROLLING MEADOWS, ILLINOIS, May 10 — Kimball Hill, Inc. (“Kimball Hill”) (bond ticker: KIMHIL) today announced financial results for the second fiscal quarter ended March 31, 2006.

Kimball Hill’s total homebuilding revenues for the second fiscal quarter ended March 31, 2006 were $231.8 million, an increase of $16.9 million, or 7.9% from the second fiscal quarter ended March 31, 2005. Net earnings were $11.0 million for the second fiscal quarter ended March 31, 2006, a decrease of $1.3 million, or 10.9% from the second fiscal quarter ended March 31, 2005.

For the six months ended March 31, 2006, total homebuilding revenues were $454.4 million, an increase of $49.6 million, or 12.3% from the six months ended March 31, 2005. Net earnings were $26.5 million  for the six months ended March 31, 2006, an increase of $5.9 million, or 28.9% from the six months ended March 31, 2005.

Kimball Hill delivered 807 homes during the second fiscal quarter ended March 31, 2006, compared with 760 homes during the second fiscal quarter ended March 31, 2005. The average sales price of homes delivered during the second fiscal quarter ended March 31, 2006 was $281 thousand, a 2.2% increase from the average sales price of homes delivered during the same period last year. Total gross homebuilding profit margin decreased to 21.4% for the second fiscal quarter ended March 31, 2006, compared to 23.6% for the same period last year.

In March 2006, Kimball Hill decided to exit the Cleveland market. Kimball Hill intends to wind down operations over the next several months with the objective of completing all construction and sales activities by December 31, 2006. The decision to exit the Cleveland market reflects Kimball Hill’s perception regarding local market conditions currently and in the foreseeable future. A $3 million charge related to the decision to exit the Cleveland market is included in gross homebuilding profit for the second fiscal quarter ended March 31, 2006.

Kimball Hill will hold a conference call Thursday, May 11, 2006 at 9:00 a.m. Central Time. The dial-in number is 888-455-9640. Participants may call in beginning at 8:45 a.m. Central Time. The call will be recorded and available for replay from 1:00 p.m. Central Time on May 11, 2006 to 5:00 p.m. Central Time on June 11, 2006. The dial-in number for the replay is 800-925-1214.

About Kimball Hill

Kimball Hill is one of the nation’s largest privately-owned homebuilders as measured by home deliveries and revenues. Kimball Hill designs, builds and markets high-quality single-family detached, single-family attached and multi-family homes. Since its founding in 1969, Kimball Hill has delivered over 40,000 homes to a broad range of customers, including first-time buyers and first- and second-time move-up buyers. Kimball Hill has grown its business organically and now operates within 17 markets across nine states located in five regions: Florida, the Midwest, Nevada, the Pacific Coast and Texas.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Kimball Hill’s management and are subject to substantial risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Kimball Hill’s business is subject to a number of risks and uncertainties, including those disclosed in Kimball Hill’s prospectus dated May 4, 2006, which is a part of Kimball Hill’s registration statement on Form S-4, as amended, under the heading entitled “Risk Factors.” Kimball Hill undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Web site: http://www.kimballhillhomes.com/

Kimball Hill, Inc. and Subsidiaries

Results of Operations and Other Data

(Dollars in thousands)	Three months ended March 31,		2006 vs. 2005	Six months ended March 31,		2006 vs. 2005
	2006	2005		2006	2005
Statement of operations data:
Total homebuilding revenues	$231,815	$214,942	7.9%	$454,361	$404,761	12.3%
Cost of sales of residential units and land	182,181	164,259	10.9%	349,480	313,965	11.3%
Gross homebuilding profit	49,634	50,683	(2.1)%	104,881	90,796	15.5%
Homebuilding operating expenses	33,795	30,089	12.3%	64,650	58,648	10.2%
Equity in income of unconsolidated entities	373	268	39.2%	530	2,895	(81.7)%
Minority interests in net earnings of consolidated partnerships	557	(1,135)	—	198	(1,924)	—
Homebuilding earnings before income taxes	16,769	19,727	(15.0)%	40,959	33,119	23.7%
Mortgage banking earnings before income taxes	500	(173)	—	715	(476)	—
Earnings before income taxes	17,269	19,554	(11.7)%	41,674	32,643	27.7%
Provision for income taxes	6,271	7,215	(13.1)%	15,129	12,045	25.6%
Net earnings	$10,998	$12,339	(10.9)%	$26,545	$20,598	28.9%

Other consolidated financial data:
Interest incurred(1)	$10,100	$9,926	1.8%	$21,287	$16,554	28.6%
Interest expense included in cost of sales	6,097	5,310	14.8%	11,143	9,885	12.7%
Interest expense in mortgage banking operations	2	12	(83.3)%	6	34	(82.4)%
Depreciation	193	245	(21.2)%	399	464	(14.0)%
Gross homebuilding profit margin(2)	21.4%	23.6%	—	23.1%	22.4%	—

Other data:
Net new home orders (units)(3)	1,146	1,158	(1.0)%	1,784	1,851	(3.6)%
Homes delivered (units)	807	760	6.2%	1,570	1,470	6.8%
Average sales price of homes delivered	$281	$275	2.2%	$282	$271	4.1%
Backlog at end of period (units)(4)	1,684	2,029	(17.0)%	1,684	2,029	(17.0)%
Backlog at end of period (contract value)(4)	$468,033	$592,767	(21.0)%	$468,033	$592,767	(21.0)%

(1)    Interest incurred is the amount of interest paid and the net amount accrued (whether expensed or capitalized), excluding amortization of interest previously capitalized.

(2)    Represents gross homebuilding profit divided by total homebuilding revenues.

(3)    Net new home orders represents the number of new sales contracts executed with customers, net of sales contract cancellations.

(4)    Backlog represents homes under sales contracts but not yet delivered at the end of the period.

Kimball Hill, Inc. and Subsidiaries

Three Months Ended March 31, (Dollars in thousands)	Sales of residential units and land	Average sales price	Homes delivered	Net new home orders(1)	Backlog (units) at period end(2)	Backlog (contract value) at period end(2)
2006
Florida	$22,587	$230.5	98	113	198	$56,682
Midwest	40,336	372.1	108	228	383	138,416
Nevada	26,782	399.7	67	122	158	62,661
Pacific Coast	77,475	455.7	170	119	170	81,136
Texas	64,512	164.7	364	564	775	129,138
Total	$231,692	$281.2	807	1,146	1,684	$468,033

2005
Florida	$26,661	$246.9	108	149	447	$102,501
Midwest	57,162	391.5	146	119	344	133,379
Nevada	31,223	314.8	86	102	146	57,476
Pacific Coast	49,411	411.8	120	348	493	197,167
Texas	49,934	162.8	300	440	599	102,244
Total	$214,391	$275.2	760	1,158	2,029	$592,767

Six Months Ended March 31, (Dollars in thousands)	Sales of residential units and land	Average sales price	Homes delivered	Net new home orders(1)	Backlog (units) at period end(2)	Backlog (contract value) at period end(2)
2006
Florida	$44,784	$232.0	193	127	198	$56,682
Midwest	82,769	378.5	212	340	383	138,416
Nevada	60,390	389.6	155	201	158	62,661
Pacific Coast	143,714	456.2	315	201	170	81,136
Texas	121,063	162.7	695	915	775	129,138
Total	$452,720	$281.7	1,570	1,784	1,684	$468,033

2005
Florida	$45,144	$245.2	184	211	447	$102,501
Midwest	108,888	363.2	299	257	344	133,379
Nevada	64,115	320.7	187	129	146	57,476
Pacific Coast	88,133	390.0	226	487	493	197,167
Texas	97,315	167.6	574	767	599	102,244
Total	$403,595	$270.8	1,470	1,851	2,029	$592,767

(1)             Net new home orders represent the number of new sales contracts executed with customers, net of sales contract cancellations.

(2)             Backlog represents homes under sales contracts but not yet delivered at the end of the period.